SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                           Commission File Number 0-0-23105
                                                                  --------

                         Firestone Communications, Inc.
              (formerly known as Hispanic Television Network, Inc.
-------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

                              6125 Airport Freeway
                     Fort Worth, Texas 76117 (817) 222-1234
- ------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  Common Stock
- ------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
- ------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii) [ ]

          Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6           [ ]

          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 55

     Pursuant to the requirements of the Securities Exchange Act of 1934, Firestone Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   July 10, 2003                    BY:  /s/ W. Curtis Firestone
                                                 ----------------

                                                 W. Curtis Firestone
                                                 Executive Vice President -
                                                    Corporate Development